Exhibit 10.6

Xerium Technologies, Inc.
Non-Management Director Compensation Policy
Non-management directors receive an annual retainer of $112,000, which will be paid pursuant to the Xerium Technologies, Inc. Directors' Deferred Stock Unit Plan. Under the plan, 50% of the retainer will be paid in the form of a grant of deferred stock units. Non-management directors will be given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash. Please see the Directors' Deferred Stock Unit Plan for additional information.
The chair of the Audit Committee also receive additional cash compensation at an annual rate of $10,000 per year, and the chair of the Compensation Committee, the chair on of the Nominating and Governance Committee, and the Lead Independent Director, if there is one, each receive additional cash compensation at an annual rate of $5,000 per year. If the Chairman of the Board is a non-management director, then he or she will receive additional cash compensation at an annual rate of $60,000 per year. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.